EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., October 21 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces financial results for the quarter ended September 30, 2008 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

As a result of the Federal Housing Finance Agency’s (“FHFA”) conservatorship of Fannie Mae and Freddie Mac, the Company recorded an impairment charge of $2.5 million during September. This amount represents the cost of the preferred shares held by Bank of Clarke County. A deferred tax benefit of $0.8 million related to this impairment charge will be recognized during the fourth quarter of 2008. This is a result of the Emergency Economic Stabilization Act of 2008 (the “Act”), which President Bush signed on October 3, 2008. The Act includes a provision that classifies losses on agency issued preferred stocks as ordinary rather than capital for income tax purposes.

John Milleson, President and Chief Executive Officer, stated “Experts will debate for years about whether the action of the U.S. Treasury, Federal Reserve and FHFA with regards to Fannie Mae and Freddie Mac was a necessary step towards stabilizing the housing crisis and easing the credit crunch. The impairment charge caused a loss for the quarter, but the Company remains well-capitalized with $57.2 million in total risk-based capital at the end of the quarter. Without the impairment charge, year-to-date net income would have been $4.8 million, which is $0.8 million or 20% greater than the same period of 2007.”

The Company’s net income for the first nine months of 2008 was $2.3 million, which represents a decrease of $1.7 million or 42% from net income of $4.0 million for the first nine months of 2007. The Company incurred a net loss of $1.4 million the third quarter of 2008 as compared to net income of $1.3 million for the third quarter of 2007. Diluted earnings per share were $0.75 and $1.30 for the first nine months of 2008 and 2007, respectively, which represents a decrease of $0.55 or 42%. The loss per share for the third quarter of 2008 was $0.45 as compared to earnings per share of $0.42 for the third quarter of 2007. Net interest income was $14.2 million for the first nine months of 2008 as compared to $12.8 million during the same period of 2007, which represents an increase of $1.4 million or 11%. Net interest income was $4.8 million for the third quarter of 2008 as compared to $4.4 million during the same period of 2007, which represents an increase of $0.4 million or 9%. Noninterest income was $3.4 million and $4.7 million for the first nine months of 2008 and 2007, respectively, which represents a decrease of $1.3 million. Noninterest income was $(1.0) million and $1.6 million for the third quarter of 2008 and 2007, respectively, which represents a decrease of $2.6 million. Excluding the impairment charge, noninterest income was $5.9 million and $4.7 million for the first nine months of 2008 and 2007, respectively, and $1.5 million and $1.6 million for the third quarter of 2008 and 2007, respectively. Noninterest expenses were $12.1 million and $11.6 million for the first nine months of 2008 and 2007, respectively, which represents an increase of $0.5 million. Noninterest expenses were $4.1 million for the third quarter of 2008 and 2007.

Total assets of the Company were $515.0 million at September 30, 2008, which represents an increase of $8.8 million or 2% from $506.2 million at September 30, 2007 and an increase of $7.4 million or 1% from $507.6 million at December 31, 2007. Total loans were $391.4 million at September 30, 2008, which represents an increase of $4.4 million or 1% from $387.0 million at September 30, 2007 and an increase of $1.7 million from $389.7 million at December 31, 2007. Total deposits were $367.0 million at September 30, 2008, which represents a decrease of $19.5 million or 5% from $386.5 million at September 30, 2007 and a decrease of $12.6 million or 3% from $379.6 million at December 31, 2007.

A dividend of $0.17 per share will be paid on November 17, 2008 to shareholders of record as of November 3, 2008. This represents an increase of $0.01 or 6% over the November 15, 2007 dividend of $0.16 per share. This dividend of $0.17 per share results in a total dividend of $0.67 per share during 2008. The Company’s total dividend was $0.64 per share for 2007 as compared to $0.60 per share for 2006.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.